Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Melissa Napier	Sara Matheu
(847) 720-2767	(847) 720-2392
Melissa.Napier@usfoods.com	Sara.Matheu@usfoods.com

US Foods Reports Fourth Quarter and Fiscal Year 2020 Earnings

ROSEMONT, Ill. (BUSINESS WIRE) Feb. 16, 2021 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the fourth quarter and full fiscal year 2020. The fourth quarter of fiscal year 2020 included 14 weeks compared to 13 weeks for the fourth quarter of fiscal year 2019, and the full fiscal year 2020 included 53 weeks compared to 52 weeks in the full fiscal year 2019. Certain financial results in this press release have been presented excluding the "extra week" in the fourth quarter and fiscal year 2020 in an effort to provide comparable results on a year-over-year basis. Organic financial results exclude contributions from Smart Foodservice, which was acquired on April 24, 2020. For the Food Group, which was acquired on Sept. 13, 2019, organic financial results include contributions for the Sept. 14, 2020, through Jan. 2, 2021, time period only.

Fourth Quarter Fiscal 2020 Highlights
•Total case volume decreased 10.2%; independent restaurant case volume decreased 6.0%. Excluding the extra week, total case volume decreased 15.5% and independent restaurant case volume decreased 11.8%.
•Total organic case volume decreased 15.4%; independent restaurant organic case volume decreased 13.1%. Excluding the extra week, total organic case volume decreased 20.4% and organic independent restaurant case volume decreased 18.5%.
•Net sales decreased 11.5% to $6.1 billion.
•Gross profit decreased 18.5% to $1.0 billion.
•Net loss available to common shareholders was $23 million.
•Adjusted EBITDA decreased 48.1% to $174 million. The extra week contributed approximately $8 million to Adjusted EBITDA.
•Diluted EPS loss was $0.11; Adjusted Diluted EPS was $0.05.

Fiscal Year 2020 Highlights
•Total case volume decreased 11.0%; independent restaurant case volume decreased 11.2%. Excluding the extra week, total case volume decreased 12.5% and independent restaurant case volume decreased 12.7%.
•Total organic case volume decreased 21.3%; independent restaurant organic case volume decreased 20.8%. Excluding the extra week, total organic case volume decreased 22.6% and organic independent restaurant case volume decreased 22.2%.
•Net sales decreased 11.8% to $22.9 billion.
•Gross profit decreased 18.9% to $3.7 billion.
•Net loss available to common shareholders was $254 million.
•Adjusted EBITDA decreased 45.7% to $648 million.
•Diluted EPS loss was $1.15; Adjusted Diluted EPS was $0.09.

CEO Perspective
“Our industry, our customers and our company faced many challenges in 2020 from the spread of COVID-19,” said Chairman and CEO Pietro Satriano. “We took quick and decisive action in the first half of 2020 to ensure the safety of our associates, support our customers, strengthen liquidity and reduce our operating costs. Net sales and Adjusted EBITDA improved in the second half of 2020; a result of industry rebounds, market share gains and a continued focus on operational efficiencies. While the timing of the recovery remains uncertain, we remain confident in the resiliency of the industry and believe that the actions we have taken in 2020 have positioned the company well for future growth."

Fourth Quarter Fiscal 2020 Results
Total case volume decreased 10.2% from the prior year, while total organic case volume decreased 15.4%. Independent restaurant case volume decreased 6.0% from the prior year, while organic independent restaurant case volume decreased 13.1%. Net sales of $6.1 billion for the quarter decreased 11.5% from the prior year. Increases in the number of COVID-19 cases and the implementation of additional restrictions on in-person dining in many markets resulted in a slowdown in total case volume during the last six weeks of the quarter. Smart Foodservice contributed $275 million to Net sales in the fourth quarter.

Gross profit of $1.0 billion decreased $229 million, or 18.5%, from the prior year, primarily as a result of the negative impact of COVID-19 on case volume, changes to our customer mix, higher logistics costs and an unfavorable year-over-year LIFO adjustment. These factors were partially offset by contributions from Smart Foodservice, which was not owned by the company in the prior year period. Gross profit as a percentage of Net sales was 16.4%. Adjusted Gross profit was $1.0 billion, a 17.0% decrease from the prior year, driven by the negative impact of COVID-19 on case volume, changes to our customer mix and higher logistics costs. These factors were partially offset by contributions from Smart Foodservice. Adjusted Gross profit as a percentage of Net sales was 16.8%.

Operating expenses of $978 million decreased $73 million, or 6.9% from the prior year. The decrease was primarily due to actions put into place to reduce operating costs as a result of lower case volume and an $18 million reduction in the reserve for uncollectible accounts, which were partially offset by operating expenses for Smart Foodservice. Operating expenses as a percent of Net sales were 15.9%. Adjusted Operating expenses for the quarter were $865 million, a decrease of $48 million, or 5.3% from the prior year, primarily due to actions put in place to reduce operating costs as a result of lower case volume, which were partially offset by operating expenses for Smart Foodservice. Adjusted Operating expenses as a percent of Net sales were 14.1%.

Net loss available to common shareholders was $23 million, a decrease of $115 million compared to the prior year. Adjusted EBITDA was $174 million, a decrease of $161 million, or 48.1%, compared to the prior year. Diluted EPS loss was $0.11; Adjusted Diluted EPS was $0.05.

Fiscal Year 2020 Results
Total case volume decreased 11.0% from the prior year, while total organic case volume decreased 21.3%. Independent restaurant case volume decreased 11.2%, while organic independent restaurant case volume decreased 20.8%. Net sales of $22.9 billion decreased 11.8% from the prior year. Total case volume and Net sales results for fiscal year 2020 were negatively impacted by the COVID-19 pandemic and measures implemented to mitigate its spread. The Food Group and Smart Foodservice acquisitions contributed an aggregate of $3.1 billion to Net sales in fiscal year 2020.

Gross profit of $3.7 billion decreased $868 million, or 18.9%, from the prior year, primarily as a result of the negative impact of COVID-19 on case volume, changes to our customer mix, higher logistics costs and an unfavorable year-over-year LIFO adjustment. These factors were partially offset by contributions from Food Group and Smart Foodservice. Gross profit as a percentage of Net sales was 16.3%. Adjusted Gross profit was $3.8 billion, a 17.7% decrease from the prior year, driven by the negative impact of COVID-19 on case volume, changes to our customer mix and higher logistics costs. Adjusted Gross profit as a percentage of Net sales was 16.6%.

Operating expenses of $3.8 billion decreased $92 million, or 2.4% from the prior year. The decrease was primarily due to actions put in place to reduce operating costs as a result of lower case volume, which were partially offset by a $47 million net increase in the reserve for uncollectible accounts due to COVID-19 and operating expenses for the Food Group and Smart Foodservice acquisitions. Operating expenses as a percent of Net sales were 16.6%. Adjusted Operating expenses were $3.2 billion, a decrease of $256 million, or 7.5% from the prior year, primarily due to actions put in place to reduce operating costs as a result of lower case volume, which were partially offset by operating expenses for the Food Group and Smart Foodservice acquisitions. Adjusted Operating expenses as a percent of Net sales were 13.8%.

Net loss available to common shareholders was $254 million, a decrease of $639 million compared to the prior year. Adjusted EBITDA was $648 million, a decrease of $546 million, or 45.7% compared to the prior year. Diluted EPS loss was $1.15; Adjusted Diluted EPS was $0.09.

Cash Flow and Capital Transactions
Net cash provided by operating activities for fiscal 2020 was $413 million, a decrease of $347 million from the prior year primarily driven by lower case volume due to COVID-19, which was partially offset by the company's reduced working capital requirements. Cash capital expenditures for fiscal 2020 totaled $189 million, compared to $258 million in the prior year, as the company pared back on capital projects due to COVID-19.

Total Debt at the end of fiscal year 2020 was $5.7 billion, an increase of $1.0 billion versus the end of fiscal 2019. The increase was a result of additional indebtedness incurred to finance the Smart Foodservice acquisition and to strengthen the company's liquidity position in connection with the rapid onset of COVID-19. Net Debt at the end of fiscal year 2020 was $4.9 billion, an increase of $282 million versus the end of fiscal 2019. The ratio of Net Debt to Adjusted EBITDA was 7.6x at the end of fiscal 2021, up from 3.9x at the end of fiscal 2019 primarily as a result of lower Adjusted EBITDA as discussed above.

Outlook for Fiscal Year 2021
Due to the continued uncertainty associated with COVID-19 and the timing of a recovery, the company is not providing financial guidance for fiscal 2021.

Conference Call and Webcast Information
US Foods' will host a live webcast to discuss fourth quarter and fiscal year 2020 results on February 16, 2021 at 9 a.m. CST. The call can also be accessed live over the phone by dialing (844) 292-0976; the conference ID number is 8790319.

Presentation slides will be available shortly before the webcast begins. The webcast, slides, and a copy of this press release can be found in the Investor Relations section of our website at https://ir.usfoods.com.

About US Foods
US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 300,000 restaurants and foodservice operators to help their businesses succeed. With 70 broadline locations and 78 cash and carry stores, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. Visit www.usfoods.com to learn more.

Forward-Looking Statements
Statements in this press release which are not historical in nature are “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions (although not all forward-looking statements may contain those words) and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: any declines in the consumption of food prepared away from home; the extent and duration of the negative impact of the COVID-19 pandemic on us and our customers; cost inflation/deflation and commodity volatility; competition; reliance on third party suppliers and interruption of product supply or increases in product costs; risks related to our indebtedness, including our substantial amount of debt, our ability to incur substantially more debt, our potential inability to generate sufficient cash flows to service our debt and increases in our interest rates; restrictions and limitations placed on us by our agreements and instruments governing our debt; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain the highest margin portions of our business; effective integration of acquired businesses; achievement of expected benefits from cost savings initiatives; increases in fuel costs; economic factors affecting consumer confidence and discretionary spending; changes in consumer eating habits; our reputation in the industry; labor relations and costs and continued access to qualified and diverse labor; cost and pricing structures; changes in tax laws and regulations and resolution of tax disputes; environmental, health and safety and other governmental regulation, including actions taken by national, state and local governments to contain the COVID-19 pandemic, such as travel restrictions or bans, social distancing requirements, and required closures of non-essential businesses; product recalls and product liability claims; adverse judgments or settlements resulting from litigation; disruption of existing technologies and implementation of new technologies; cybersecurity incidents and other technology disruptions; management of retirement benefits and pension obligations; extreme weather conditions, natural disasters and other catastrophic events, including pandemics and the rapid spread of contagious illnesses; and risks associated with intellectual property, including potential infringement.

For a detailed discussion of these risks, uncertainties and other factors, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, which was filed with the Securities and Exchange Commission (SEC) on February 13, 2020, and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 26, 2020, which was filed with the SEC on November 2, 2020. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, except as may be required by law.

Non-GAAP Financial Measures
We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net (loss) income available to common shareholders and Adjusted Diluted EPS are non-GAAP financial measures regarding our operational performance and liquidity. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses as supplemental measures to GAAP measures to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of the LIFO inventory reserve changes. Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance, as well other items specified in the agreements governing our indebtedness.

We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. EBITDA is Net (loss) income, plus Interest expense-net, Income tax (benefit) provision, and Depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for (1) Restructuring costs and asset impairments; (2) Share-based compensation expense; (3) the non-cash impact of LIFO reserve adjustments; (4) Business transformation costs; and (5) other gains, losses or charges as specified in the agreements governing our indebtedness.

We use Net Debt as a supplemental measure to GAAP measures to review the liquidity of our operations. Net Debt is defined as total debt net of total Cash, cash equivalents and restricted cash remaining on the balance sheet as of the end of the most recent fiscal quarter. We believe that Net Debt is a useful financial metric to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows Provided by Operations or Cash Flows Used in Financing Activities.

We believe that Adjusted Net (loss) income available to common shareholders is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net (loss) income available to common shareholders is Net (loss) income excluding such items as Restructuring benefits and costs, asset impairments, Share-based compensation expense, the non-cash impacts of LIFO reserve adjustments, Business transformation costs (costs associated with the redesign of systems and processes), and other items, and adjusted for the tax effect of the exclusions and discrete tax items. Prior period amounts have been revised to conform with the current year presentation. We believe that Adjusted Net (loss) income available to common shareholders may be used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.
We use Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted Earnings per Share is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA and Adjusted Diluted Earnings per Share is useful to investors because these metrics may be used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under the agreements governing our indebtedness. We also believe these and similar non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that our definitions of Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net (loss) income available to common shareholders and Adjusted Diluted EPS may not be calculated in the same manner as similar measures used by other companies. Definitions and reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release.
Source: US Foods
###

US FOODS HOLDING CORP.
Consolidated Balance Sheets
(Unaudited)

($ in millions)	January 2, 2021	December 28, 2019

ASSETS
Current assets
Cash and cash equivalents	$828	$90
Accounts receivable, less allowances of $67 and $30	1,084	1,455
Vendor receivables, less allowances of $5 and $4	121	143
Inventories—net	1,273	1,432
Prepaid expenses	132	109
Assets held for sale	1	1
Other current assets	26	32
Total current assets	3,465	3,262
Property and equipment—net	2,021	2,075
Goodwill	5,637	4,728
Other intangibles—net	892	967
Deferred tax assets	1	—
Other assets	407	256
Total assets	$12,423	$11,288

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' EQUITY
Current liabilities:
Cash overdraft liability	$136	$222
Accounts payable	1,218	1,460
Accrued expenses and other current liabilities	497	538
Current portion of long-term debt	131	142
Total current liabilities	1,982	2,362
Long-term debt	5,617	4,594
Deferred tax liabilities	270	308
Other long-term liabilities	505	315
Total liabilities	8,374	7,579
Mezzanine equity:
Series A convertible preferred stock	519	—
Shareholders' equity:
Common stock	2	2
Additional paid-in capital	2,901	2,845
Retained earnings	661	916
Accumulated other comprehensive loss	(34)	(54)
Total shareholders’ equity	3,530	3,709
Total liabilities and shareholders' equity	$12,423	$11,288

US FOODS HOLDING CORP.
Consolidated Statements of Operations
(Unaudited)

	For the quarter ended		For the year ended
($ in millions, except share and per share data)	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
Net sales	$6,138	$6,934	$22,885	$25,939
Cost of goods sold	5,130	5,697	19,166	21,352
Gross profit	1,008	1,237	3,719	4,587
Distribution, selling and administrative costs	978	1,051	3,757	3,888
Restructuring costs and asset impairment charges	—	—	39	—
Total operating expenses	978	1,051	3,796	3,888
Operating income (loss)	30	186	(77)	699
Other (income) expense—net	(5)	7	(21)	4
Interest expense—net	60	57	238	184
(Loss) income from continuing operations before income taxes	(25)	122	(294)	511
Income tax provision	(15)	29	(68)	126
(Loss) income from continuing operations	(10)	93	(226)	385
Loss from discontinued operations—net of tax	—	(1)	—	—
Net (loss) income	$(10)	$92	$(226)	$385

Net (loss) income	(10)	92	(226)	385
Series A convertible preferred stock dividends	13	—	28	—
Net (loss) income available to common shareholders	(23)	92	(254)	385

Net (loss) income per share—basic
Continuing operations	$(0.11)	$0.43	$(1.15)	$1.77
Discontinued operations	—	(0.01)	—	—
Net (loss) income per share	$(0.11)	$0.42	$(1.15)	$1.77
Net (loss) income per share—diluted
Continuing operations	(0.11)	$0.43	$(1.15)	$1.75
Discontinued operations	—	(0.01)	—	—
Net (loss) income per share	$(0.11)	$0.42	$(1.15)	$1.75
Weighted-average common shares outstanding
Basic	220,373,388	218,803,641	219,838,120	218,095,650
Diluted	220,373,388	220,344,293	219,838,120	219,534,622

US FOODS HOLDING CORP.
Consolidated Statements of Cash Flows
(Unaudited)

	For the year ended
($ in millions)	January 2, 2021	December 28, 2019
Cash Flows From Operating Activities:
Net (loss) income	$(226)	$385
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	422	362
Gain on disposal of property and equipment—net	(17)	(1)
Tangible asset impairment charges	3	1
Intangible asset impairment charges	9	—
Amortization of deferred financing costs	16	7
Deferred tax (benefit) provision	(51)	7
Share-based compensation expense	40	32
Provision for doubtful accounts	63	21
Changes in operating assets and liabilities, net of business acquisitions:
Decrease (increase) in receivables	334	(19)
Decrease in inventories	201	16
(Increase) decrease prepaid expenses and other assets	(30)	9
Decrease in accounts payable and cash overdraft liability	(339)	(56)
Decrease in accrued expenses and other liabilities	(12)	(4)
Net cash provided by operating activities	413	760
Cash Flows From Investing Activities:
Acquisition of businesses—net of cash	(972)	(1,832)
Proceeds from sales of divested assets	7	94
Proceeds from sales of property and equipment	44	9
Purchases of property and equipment	(189)	(258)
Net cash used in investing activities	(1,110)	(1,987)
Cash Flows From Financing Activities:
Proceeds from debt borrowings	3,645	6,198
Principal payments on debt and financing leases	(2,692)	(4,967)
Net proceeds from issuance of Series A convertible preferred stock	491	—
Payment for debt financing costs and fees	(33)	(44)
Proceeds from employee stock purchase plan	18	19
Proceeds from exercise of stock options	3	19
Tax withholding payments for net share-settled equity awards	(5)	(5)
Net cash provided by financing activities	1,427	1,220
Net increase (decrease) in cash and cash equivalents	730	(7)
Cash, cash equivalents and restricted cash—beginning of year	98	105
Cash, cash equivalents and restricted cash—end of year	$828	$98
Supplemental disclosures of cash flow information:
Interest paid—net of amounts capitalized	$216	$173
Income taxes (received) paid—net	(1)	137
Property and equipment purchases included in accounts payable	21	49
Leased assets obtained in exchange for financing lease liabilities	73	86
Leased assets obtained in exchange for operating lease liabilities	48	39
Cashless exercise of stock options	—	1
Paid-in-kind Series A convertible preferred stock dividends	28	—

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	For the quarter ended
	Consolidated US Foods
($ in millions, except share and per share data)	January 2, 2021	December 28, 2019	Change	%
Net (loss) income available to common shareholders (GAAP)	$(23)	$92	$(115)	(125.0)%
Series A convertible preferred stock dividends	13	—	13	NM
Net (loss) income (GAAP)	(10)	92	(102)	(110.9)%
Interest expense—net	60	57	3	5.3%
Income tax (benefit) provision	(15)	29	(44)	(151.7)%
Depreciation expense	86	83	3	3.6%
Amortization expense	20	19	1	5.3%
EBITDA (Non-GAAP)	141	280	(139)	(49.6)%
Adjustments:
Share-based compensation expense (1)	11	10	1	10.0%
LIFO reserve adjustment (2)	16	9	7	77.8%
Pension settlements (3)	—	9	(9)	(100.0)%
Business transformation costs (4)	14	3	11	NM
Loss from discontinued operations (5)	—	1	(1)	(100.0)%
COVID-19 bad debt expense (6)	(18)	—	(18)	NM
COVID-19 product donations and inventory adjustments (7)	10	—	10	NM
COVID-19 other related expenses (8)	(2)	—	(2)	NM
Business acquisition and integration related costs and other (9)	2	23	(21)	(91.3)%
Adjusted EBITDA (Non-GAAP)	174	335	(161)	(48.1)%
Depreciation expense	(86)	(83)	(3)	3.6%
Interest expense—net	(60)	(57)	(3)	5.3%
Income tax provision, as adjusted (10)	(5)	(50)	45	(90.0)%
Series A convertible preferred stock dividends	(13)	$—	(13)	NM
Adjusted Net income (Non-GAAP)	$10	$145	$(135)	(93.1)%

Diluted EPS (GAAP)	$(0.11)	$0.42	$(0.53)	(126.2)%
Share-based compensation expense (1)	0.05	0.05	—	—%
LIFO reserve adjustment (2)	0.07	0.04	0.03	75.0%
Pension settlements (3)	—	0.04	(0.04)	(100.0)%
Business transformation costs (4)	0.06	0.01	0.05	NM
Loss from discontinued operations (5)	—	0.01	(0.01)	(100.0)%
COVID-19 bad debt expense (6)	(0.08)	—	(0.08)	NM
COVID-19 product donations and inventory adjustments (7)	0.05	—	0.05	NM
COVID-19 other related expenses (8)	(0.01)	—	(0.01)	NM
Business acquisition and integration related costs and other (9)	0.01	0.10	(0.09)	(90.0)%
Income tax impact of adjustments (10)	0.07	(0.01)	0.08	NM
Series A convertible preferred stock dividends	(0.06)	—	(0.06)	NM
Adjusted Diluted EPS (Non-GAAP)	$0.05	$0.66	$(0.61)	(92.4)%

Weighted-average diluted shares outstanding (GAAP) (11)	220,373,388	220,344,293

Gross profit (GAAP)	$1,008	$1,237	$(229)	(18.5)%
LIFO reserve adjustment (2)	16	9	7	77.8%
COVID-19 product donations and inventory adjustments (7)	10	$—	10	NM
Adjusted Gross profit (Non-GAAP)	$1,034	$1,246	$(212)	(17.0)%

Operating expenses (GAAP)	$978	$1,051	$(73)	(6.9)%
Depreciation and amortization expense	(106)	(102)	(4)	3.9%
Share-based compensation expense (1)	(11)	(10)	(1)	10.0%
Business transformation costs (4)	(14)	(3)	(11)	NM
COVID-19 bad debt expense (6)	18	—	18	NM
COVID-19 other related expenses (8)	2	—	2	NM
Business acquisition and integration related costs and other (9)	(2)	(23)	21	(91.3)%
Adjusted Operating expenses (Non-GAAP)	$865	$913	$(48)	(5.3)%

NM - Not Meaningful
(1)Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(2)Represents the non-cash impact of LIFO reserve adjustments.
(3)Consists of settlement costs resulting from payments to settle benefit obligations with participants in our defined benefit pension plan.
(4)Consists primarily of costs related to significant process and systems redesign across multiple functions.
(5)Consists of income before income taxes from the three Food Group distribution facilities divested during the fourth quarter of fiscal year 2019.
(6)Includes the increase in reserve for doubtful accounts expense reflecting the collection risk associated with our customer base as a result of the COVID-19 pandemic. During the 14 weeks ended January 2, 2021, we reversed $18 million of reserve for doubtful accounts expense, due to better than anticipated collections of accounts receivable that originated prior to the outbreak of COVID-19 pandemic in mid-March 2020.
(7)Includes COVID-19 related expenses related to inventory adjustments and product donations.
(8)Includes COVID-19 costs that we are permitted to addback under certain agreements governing our indebtedness.
(9)Includes: (i) Food Group acquisition and integration related costs of $1 million and $17 million for the 14 weeks ended January 2, 2021 and the 13 weeks ended December 28, 2019, respectively; (ii) Smart Foodservice acquisition and integration related costs of $1 million for the 14 weeks ended January 2, 2021; and (iii) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(10)Represents our income tax provision (benefit) adjusted for the tax effect of pre-tax items excluded from Adjusted Net income available to common shareholders and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income available to common shareholders is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(11)GAAP weighted-average diluted shares outstanding used in the Adjusted Diluted EPS calculation.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	For the year ended
	Consolidated US Foods
($ in millions, except share and per share data)	January 2, 2021	December 28, 2019	Change	%
Net (loss) income available to common shareholders (GAAP)	$(254)	$385	(639)	(166.0)%
Series A convertible preferred stock dividends	28	—	28	NM
Net (loss) income (GAAP)	(226)	385	(611)	(158.7)%
Interest expense—net	238	184	54	29.3%
Income tax (benefit) provision	(68)	126	(194)	(154.0)%
Depreciation expense	343	311	32	10.3%
Amortization expense	79	51	28	54.9%
EBITDA (Non-GAAP)	366	1,057	(691)	(65.4)%
Adjustments:
Restructuring costs and asset impairment charges (1)	39	—	39	NM
Share-based compensation expense (2)	40	32	8	25.0%
LIFO reserve adjustment (3)	25	22	3	13.6%
Pension settlements (4)	—	12	(12)	(100.0)%
Business transformation costs (5)	22	9	13	144.4%
COVID-19 bad debt expense (6)	47	—	47	NM
COVID-19 product donations and inventory adjustments (7)	50	—	50	NM
COVID-19 other related expenses (8)	13	—	13	NM
Business acquisition and integration related costs and other (9)	46	62	(16)	(25.8)%
Adjusted EBITDA (Non-GAAP)	648	1,194	(546)	(45.7)%
Depreciation expense	(343)	(311)	(32)	10.3%
Interest expense—net	(238)	(184)	(54)	29.3%
Income tax provision, as adjusted (10)	(19)	(176)	157	(89.2)%
Series A convertible preferred stock dividends	(28)	$—	(28)	NM
Adjusted Net income (Non-GAAP)	$20	$523	$(503)	(96.2)%

Diluted EPS (GAAP)	$(1.15)	$1.75	$(2.90)	(165.7)%
Restructuring costs and asset impairment charges (1)	0.18	—	0.18	NM
Share-based compensation expense (2)	0.18	0.15	0.03	20.0%
LIFO reserve adjustment (3)	0.11	0.10	0.01	10.0%
Pension settlements (4)	—	0.05	(0.05)	(100.0)%
Business transformation costs (5)	0.10	0.04	0.06	150.0%
COVID-19 bad debt expense (6)	0.21	—	0.21	NM
COVID-19 product donations and inventory adjustments (7)	0.23	—	0.23	NM
COVID-19 other related expenses (8)	0.06	—	0.06	NM
Business acquisition and integration related costs and other (9)	0.21	0.28	(0.07)	(25.0)%
Income tax impact of adjustments (10)	0.09	0.01	0.08	NM
Series A convertible preferred stock dividends	(0.13)	$—	(0.13)	NM
Adjusted Diluted EPS (Non-GAAP)	$0.09	$2.38	$(2.29)	(96.2)%

Weighted-average diluted shares outstanding (GAAP) (11)	219,838,120	219,534,622

Gross profit (GAAP)	$3,719	$4,587	$(868)	(18.9)%
LIFO reserve adjustment (3)	25	22	3	13.6%
COVID-19 product donations and inventory adjustments (7)	50	$—	50	NM
Adjusted Gross profit (Non-GAAP)	$3,794	$4,609	$(815)	(17.7)%

Operating expenses (GAAP)	$3,796	$3,888	$(92)	(2.4)%
Depreciation and amortization expense	(422)	(362)	(60)	16.6%
Restructuring costs and asset impairment charges (1)	(39)	—	(39)	NM
Share-based compensation expense (2)	(40)	(32)	(8)	25.0%
Business transformation costs (5)	(22)	(9)	(13)	144.4%
COVID-19 bad debt expense (6)	(47)	—	(47)	NM
COVID-19 other related expenses (8)	(13)	—	(13)	NM
Business acquisition and integration related costs and other (9)	(46)	(62)	16	(25.8)%
Adjusted Operating expenses (Non-GAAP)	$3,167	$3,423	$(256)	(7.5)%

NM - Not Meaningful
(1)Consists primarily of severance and related costs, organizational realignment costs and asset impairment charges.
(2)Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(3)Represents the non-cash impact of LIFO reserve adjustments.
(4)Consists of settlement costs resulting from payments to settle benefit obligations with participants in our defined benefit pension plan.
(5)Consists primarily of costs related to significant process and systems redesign across multiple functions.
(6)Includes the increase in reserve for doubtful accounts expense reflecting the collection risk associated with our customer base as a result of the COVID-19 pandemic. For the 53 weeks ended January 2, 2021 we had a total of $67 million of reserve for doubtful accounts expense. Management estimates that approximately $47 million of this reserve for doubtful accounts expense was attributable to the negative impact the COVID-19 pandemic had on many of our customers operations during the 53 weeks ended January 2, 2021. This amount was derived by subtracting what management believes to be a reasonable estimate of what reserve for doubtful accounts expense would have been for the 53 week period ended January 2, 2021 had there been no COVID-19 outbreak from actual reserve for doubtful accounts expense for the relevant period.
(7)Includes COVID-19 related expenses related to inventory adjustments and product donations.
(8)Includes COVID-19 costs that we are permitted to addback under certain agreements governing our indebtedness.
(9)Includes: (i) Food Group acquisition and integration related costs of $24 million and $52 million for the 53 weeks ended January 2, 2021 and the 52 weeks ended December 28, 2019, respectively; (ii) Smart Foodservice acquisition and integration related costs of $21 million for the 53 weeks ended January 2, 2021; and (iii) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(10)Represents our income tax provision (benefit) adjusted for the tax effect of pre-tax items excluded from Adjusted Net income available to common shareholders and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income available to common shareholders is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(11)GAAP weighted-average diluted shares outstanding used in the Adjusted Diluted EPS calculation.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
Net Debt and Net Leverage Ratios

($ in millions, except ratios)	January 2, 2021	December 28, 2019
Total Debt (GAAP)	$5,748	$4,736
Cash, cash equivalents and restricted cash	(828)	(98)
Net Debt (Non-GAAP)	$4,920	$4,638
Adjusted EBITDA (1)	$648	$1,194
Net Leverage Ratio (2)	7.6	3.9

(1) Trailing Twelve Months (TTM) Adjusted EBITDA
(2) Net Debt/TTM Adjusted EBITDA